Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Public Relations Manager
Stacey Branom
Captaris Inc.
(425) 638-4041
StaceyBranom@Captaris.com

Investor Relations
Melanie Canto
Captaris Inc.
(425) 638-4048
MelanieCanto@Captaris.com

Captaris Reports Financial Results for the Third Quarter 2004

Bellevue, WA — November 3, 2004 — Captaris Inc. (NASDAQ: CAPA), a provider of Business Information Delivery solutions, today reported financial results for its third quarter ended September 30, 2004.

Revenue was $18.0 million for the quarter ended September 30, 2004 compared to $18.1 million in the same quarter last year. Revenue from continuing product lines was up 13% compared to $15.9 million in the third quarter of 2003, which excludes $2.2 million in revenue from the CallXpress unified messaging product line that the company divested in the third quarter of 2003. For the third quarter of 2004, RightFax revenue was $17.4 million, up 9% from the same quarter last year, and Teamplate revenue was $635,000.

Gross margin as a percent of revenue was 63.7%, an increase of approximately two percentage points from the same quarter last year. Operating expenses were $12.3 million for the third quarter of 2004, which includes stock compensation benefit of $413,000, compared to operating expenses of $12.6 million for the second quarter of 2004, which includes stock compensation expense of $215,000. Excluding the effect of stock compensation charges from operating expenses, which management believes is useful to investors in order to facilitate comparison of operating expenses to prior periods, operating expenses increased by $300,000 in the third quarter of 2004 compared to the second quarter of the year.

The company reported a loss from continuing operations for the third quarter of 2004 of $337,000 or $0.01 per diluted share, compared to income from continuing operations of $170,000 or $0.01 per diluted share in the same quarter of 2003. Net income for the third quarter was $66,000, or breakeven per diluted share, compared to net income of $5.9 million, or $0.19 per diluted share, for the same quarter of 2003. Income from discontinued operations reflects an additional gain from the sale of MediaLinq, net of income taxes, of $403,000 compared to a gain of $5.8 million in the third quarter of 2003.

Cash, cash equivalents and investment balances totaled $88.1 million as of September 30, 2004. In the quarter, cash flow from operations was $2.5 million and deferred revenue increased $172,000.

“It has been exactly 12 months since we took significant steps to focus the company on our Business Information Delivery strategy through the sale of our telephony product line and broadcast fax business, CallXpress and MediaLinq, and the acquisition of Teamplate, our business process workflow software,” said David P. Anastasi, President and CEO of Captaris. “This focus has recently been enhanced with the addition of IMR and its Alchemy archiving and records management products and the launch of Interchange. Captaris has clearly gone through a transformation and now finds itself with a suite of products and solutions that we believe position us to be a leader in the facilitation of unstructured documents and data in the enterprise arena.”

Stock Repurchase

During the quarter, the Company repurchased 634,000 shares of its outstanding common stock at a cost of approximately $3.0 million with a purchase price range from $4.31 to $5.18 per share. An additional $8.2 million remains available for future stock repurchases under our previously announced stock repurchase program. Captaris may repurchase shares under its stock repurchase program subject to open trading windows, overall market conditions, stock prices and its cash position and requirements.

In addition to open market purchases under the Company’s stock repurchase plan, as reported in the recent 8-K filing, the Company repurchased 571,000 common shares in October 2004, issued as part of the Teamplate acquisition on September 30, 2003, at a total cost of approximately $3.0 million. These shares, when combined with the open market purchases in the last twelve months, represent a total of 2.8 million shares repurchased at a cost of $15.2 million. At September 30, 2004, before the Teamplate repurchase, the total number of outstanding shares was 30.9 million.

Web Cast Information

The Company will discuss its third quarter results, updated guidance and business outlook for 2004 on its regularly scheduled conference call today at 1:45 pm PT. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com. The dial-in number is 800-257-7087 and no access code is required. The company will also provide a replay of the conference call at 800.405.2236, confirmation number 11013195# until Wednesday, November 10 at 11:59 pm PT.

About Captaris Inc.

Captaris Business Information Delivery solutions capture, process, archive and deliver data and documents enabling customers to reduce costs and increase the performance of critical business information investments. Through its global distribution network, Captaris delivers cost-effective software products and services that help organizations manage and leverage the value of corporate information. In partnership with leading enterprise technology companies, Captaris has installed more than 90,000 systems in 95 countries in companies of all sizes, including the entire Fortune 100.

Captaris is headquartered in Bellevue, Wash., and has main offices in Tucson, Ariz., Portland, Ore., Englewood, Colo., Calgary, Canada, and European headquarters in Nieuwegein, Netherlands. In addition, Captaris has sales and support offices in the United Kingdom, Germany, Hong Kong, Australia, and Dubai. The company was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that we are positioned to be a leader in the facilitation of unstructured documents and data in the enterprise arena and regarding our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges or benefit associated with variable accounting treatment on certain stock options, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent quarterly report on Form 10-Q and annual report on 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Captaris products RightFax, Teamplate and Interchange are trademarks of Captaris. All other company, brand and product names are the property and/or trademarks of their respective companies.

# # #

Captaris, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter Ended September 30			Nine Months Ended September 30,
	2004	2003		2004	2003
Net revenue	$18,031	$18,079		$54,397	$51,917
Cost of revenue	6,544	6,920		18,816	19,154

Gross profit	11,487	11,159		35,581	32,763
Operating expenses:
Research and development	2,846	2,384		7,237	7,182
Selling, general and administrative	9,781	9,330		29,898	27,733
Amortization of intangibles	102	57		308	170
Restructuring	—	423		—	423
Stock compensation expense (benefit)	(413)	1,057		(194)	2,049
Gain on sale of discontinued product line CallXpress	—	(2,088)		—	(2,088)

Total operating expenses	12,316	11,163		37,249	35,469

Operating loss	(829)	(4)		(1,668)	(2,706)

Other income (expense)
Interest	340	338		1,011	1,143
Other, net	(53)	(59)		(338)	(105)

Other income	287	279		673	1,038
Income (loss) from continuing operations before income tax expense (benefit)	(542)	275		(995)	(1,668)
Income tax expense (benefit)	(205)	105		(378)	(650)

Income (loss) from continuing operations	(337)	170		(617)	(1,018)

Discontinued operations:
Income (loss) from operations of MediaLinq, net of income taxes	—	(148)		—	770
Gain from sale of MediaLinq, net of income taxes	403	5,899		607	5,899

Income from discontinued operations	403	5,751		607	6,669
Net income (loss)	$66	$5,921		$(10)	$5,651

Basic net income (loss) per common share:
Net income (loss) from continuing operations	$(0.01)	$0.01		$(0.02)	$(0.03)
Net income from discontinued operations	0.01	0.19		0.02	0.22

Net income (loss) per common share - Basic	$—	$0.19	a	$—	$0.19

Diluted net income (loss) per common share :
Net income (loss) from continuing operations	$(0.01)	$0.01		$(0.02)	$(0.03)
Net income from discontinued operations	0.01	0.18		0.02	0.22

Net income (loss) per common share - Diluted	$—	$0.19		$—	$0.19

Weighted average shares used in computation of:
Basic	31,248	30,597		31,798	30,383
Diluted	31,248	31,583		31,798	30,383

a	- For the quarter ended September 30, 2003, basic net income per share for continuing operations and discontinued operations do not sum to total net income per share due to rounding.

Captaris, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$29,606	$41,896
Short-term investments, available for sale	25,297	28,081
Accounts receivable, net	11,191	13,638
Inventories	764	1,973
Prepaid expenses and other	3,603	2,516
Deferred and income tax receivable	2,283	1,770

Total current assets	72,744	89,874

Long-term investments, available for sale	33,193	25,684
Restricted cash	1,000	1,000
Equipment and leasehold improvements, net	5,255	4,605
Intangible and other assets, net	5,793	6,705
Goodwill	15,832	15,541
Deferred income taxes	1,592	1,346

Total assets	$135,409	$144,755

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,113	$4,875
Accrued compensation and benefits	2,830	4,403
Other accrued liabilities	1,613	1,393
Income taxes payable	1,098	2,999
Deferred revenue	13,090	10,257

Total current liabilities	22,744	23,927

Redeemable common stock	3,000	3,000

Shareholders’ equity:
Common stock	304	318
Additional paid-in capital	59,314	67,453
Retained earnings	49,671	49,681
Accumulated other comprehensive income	376	376

Total shareholders’ equity	109,665	117,828

Total liabilities and shareholders’ equity	$135,409	$144,755

Captaris, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$(10)	$5,651
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	2,849	3,184
Loss on disposition of equipment	—	118
Gain on sale of discontinued product line CallXpress	—	(2,088)
Gain on sale of discontinued operations MediaLinq, net of income taxes	(607)	(5,899)
Stock compensation expense (benefit)	(194)	2,820
Stock issued for consulting services	—	6
Bad debt expense	116	504
Restructuring charges	—	177
Changes in current assets and liabilities, net of purchases and dispositions of businesses:
Accounts receivables, net	2,312	1,648
Inventories	1,203	954
Prepaid expenses and other assets	(530)	(756)
Deferred income tax assets	(353)	(1,844)
Accounts payable	(760)	(1,666)
Accrued compensation and benefits	(1,566)	(1,010)
Other accrued liabilities	30	672
Income taxes payable	(1,753)	1,856
Deferred revenue	2,842	751

Net cash provided by operating activities	3,579	5,078

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,565)	(2,565)
Purchase of investments	(67,236)	(53,961)
Purchase of businesses, net of cash acquired	(170)	(7,253)
Proceeds from sale of discontinued product line CallXpress	—	2,500
Proceeds from sale of discontinued operations MediaLinq, net of income taxes	177	14,852
Proceeds from sale and maturities of investments	62,259	47,480

Net cash (used in) provided by investing activities	(7,535)	1,053

Cash flows from financing activities:
Proceeds from exercises of stock options	958	1,787
Repurchase of common stock	(9,324)	(177)

Net cash (used in) provided by financing activities	(8,366)	1,610

Net (decrease) increase in cash	(12,322)	7,741

Effect of exchange rate changes on cash	32	35

Cash and cash equivalents at beginning of period	41,896	21,971

Cash and cash equivalents at end of period	$29,606	$29,747

Supplemental disclosures:
Cash paid during the period for income taxes	$3,104	$73